Firstar Funds

Retail Shares



June 24, 1998





Supplement to the Prospectus dated February 1, 1998





We are pleased to announce institutional  shares of the Firstar
Funds are  available through Jack White & Company and Waterhouse
Securities, Inc. Over the next several months, we hope to offer the Funds through additional "fund supermarkets."



 The prospectus is amended as follows:



For the Balanced Growth Fund, the Growth and Income Fund, the Growth Fund, the Special Growth Fund and Emerging Growth Fund, the limitation on the percentage of assets invested outside of the stated market capitalization ranges is eliminated by deletion of the phrase, "not to exceed 20% at the time of purchase," in the following sentences:



Page 23



The last sentence of the second paragraph under the caption
"Balanced Growth Fund - Investment Techniques"



Page 24



The fifth sentence of the second paragraph under the caption
"Growth and Income Fund- Investment Objective"

The last sentence of the third paragraph under the caption
"Growth Fund- Investment Objective"



The last sentence of the third paragraph under the caption
"Special Growth Fund- Investment Objective"

The last sentence of the third paragraph under the caption
"Emerging Growth Fund- Investment Objective"

 The second sentence of the fourth paragraph under the caption
"MicroCap Fund - Investment Objective," is replaced by the following:



 However, the Fund will not invest more than 10% of the value of its total assets in the securities of unseasoned companies.



Page 46



The first two sentences under "Internet Transactions" are replaced by the following:



The Funds expect to make available a service which will permit shareowners to request purchases, exchanges and redemptions of Fund shares after an account is opened on-line via the Internet.
 Redemption requests of up to $25,000 will be accepted through the Internet. Payment for shares purchased on-line must be made by electronic funds transfer from your banking institution. For further information and/or instructions to authorize this service after it is available, call Firstar Trust Company at 1-800-228-1024.



Page 50



The last paragraph under the caption "Management of the Funds" is replaced by the following:



Marian Zentmyer manages the Growth and Income Fund. She has managed the Fund since February 22, 1993.



Page 51



The second paragraph under the caption "Management of the Funds" is replaced by the following:



Marian Zentmyer and Walter Dewey co-manage the Growth Fund. Ms. Zentmyer has managed the Fund since June 18, 1996 and Mr. Dewey since July 7, 1997. Mr. Dewey is a Vice President and Senior Portfolio Manager of FIRMCO. He has been with Firstar since 1986 and has thirteen years of investment management experience.
 Mr. Dewey is a Chartered Financial Analyst.



Page 56





The following is inserted after the phrase "(iii) clients of FIRMCO" in the fourth sentence of the second paragraph under the caption "Description of Shares:"



and (iv) those purchasing through certain broker-dealers who have agreed to provide certain services with respect to shares of the Funds.